Exhibit 99.1

Independent Accountants’ Report

Executive Committee
TWLDC Holdings, L.P.
The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of TWLDC Holdings, L.P., as of December 31, 2010 and 2009, and the related consolidated statements of earnings, changes in partners’ equity and cash flows for each of the years in the three-year period ended December 31, 2010.  These financial statements are the responsibility of The Woodlands Partnerships’ management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TWLDC Holdings, L.P., as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Houston, Texas

March 29, 2011

TWLDC Holdings, L.P.

Consolidated Balance Sheets

December 31, 2010 and 2009

(dollars in thousands)

	2010	2009
Assets

Cash and cash equivalents	$99,769	$35,766
Trade receivables	4,956	7,202
Inventories	476	583
Prepaid and other current assets	3,243	3,377
Notes and contracts receivable, net	59,091	78,791
Real estate, net	380,823	474,858
Property held for sale	58,019	—
Assets related to property held for sale	5,174	—
Other assets	5,317	4,943

Total assets	$616,868	$605,520

Liabilities and Partners’ Equity

Liabilities
Accounts payable and accrued liabilities	$22,359	$25,583
Payables to affiliates	1,796	2,400
Liabilities related to property held for sale	3,127	—
Credit facility	306,539	306,539
Debt related to property held for sale	40,000	—
Other debt	25,683	71,424
Notes payable to partners	38,193	34,657
Deferred revenue	64,958	61,625
Other liabilities	10,310	7,607

Total liabilities	512,965	509,835

Partners’ Equity
TWLDC Holdings, L.P., equity	103,274	90,517
Noncontrolling interests	629	5,168

Total partners’ equity	103,903	95,685

Total liabilities and partners’ equity	$616,868	$605,520

See Notes to Consolidated Financ4ial Statements

TWLDC Holdings, L.P.

Consolidated Statements of Earnings

Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	2010	2009	2008
Revenues
Residential lot sales	$71,692	$53,585	$92,833
Commercial land sales	23,874	12,681	27,590
Hotel and country club operations	9,434	9,393	10,116
Other	15,261	19,414	17,870

	120,261	95,073	148,409

Costs and Expenses
Residential lot cost of sales	43,563	31,968	48,376
Commercial land cost of sales	6,183	2,593	7,926
Hotel and country club operations	14,860	14,740	14,814
Operating expenses	32,790	34,986	36,540
Depreciation and amortization	4,369	5,660	3,406

	101,765	89,947	111,062

Operating Earnings	18,496	5,126	37,347

Other (Income) Expense
Interest expense	14,584	14,703	21,887
Interest capitalized	(4,147)	(4,988)	(10,050)
Amortization of debt costs	1,379	1,932	1,806
Other	(2,669)	(4,969)	(3,634)

	9,147	6,678	10,009

Earnings (Loss) From Continuing Operations Before Income Taxes	9,349	(1,552)	27,338

Provision (Credit) For Income Taxes	825	(937)	1,166

Earnings (Loss) From Continuing Operations	8,524	(615)	26,172

Discontinued Operations
Gain from disposal of discontinued operations	—	1,819	12,225
Gain (loss) from operations of discontinued components, net of tax expense of $197, $260 and $410 in 2010, 2009 and 2008, respectively	(306)	1,841	1,213

Gain (Loss) From Discontinued Operations	(306)	3,660	13,438

Net Earnings	8,218	3,045	39,610

Less Net (Earnings) Loss Attributable to the Noncontrolling Interests	4,539	(5,595)	(2,082)

Net Earnings (Loss) Attributable to TWLDC Holdings, L.P.	$12,757	$(2,550)	$37,528

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statements of Changes in Partners’ Equity

Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	TWLDC Holdings, L.P.	Noncontrolling Interests	Total

Balances, January 1, 2008	$55,539	$5,886	$61,425

Net earnings	37,528	2,082	39,610

Balances, December 31, 2008	93,067	7,968	101,035

Distribution to noncontrolling interest	—	(8,395)	(8,395)
Net earnings (loss)	(2,550)	5,595	3,045

Balances, December 31, 2009	90,517	5,168	95,685

Net earnings (loss)	12,757	(4,539)	8,218

Balances, December 31, 2010	$103,274	$629	$103,903

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

(dollars in thousands)

	2010	2009	2008
Operating Activities
Net earnings	$8,218	$3,045	$39,610
Adjustments to reconcile net earnings to cash provided by operating activities:
Cost of land sold	49,746	34,561	56,302
Land development capital expenditures	(19,965)	(18,493)	(48,105)
Depreciation and amortization	7,687	10,005	8,528
Amortization of debt costs	1,379	2,050	2,025
Gain on disposal of discontinued operations	(556)	(1,819)	(12,225)
Increase (decrease) in notes and contracts receivable	19,700	1,840	(932)
Other liabilities and deferred revenue	4,213	(25)	6,443
Other	6,225	2,286	(6,369)
Changes in operating assets and liabilities:
Trade receivables, inventories and prepaid assets	448	8,761	(2,036)
Other assets	(5,761)	(1,139)	(3,707)
Accounts payable, accrued liabilities and net payables with affiliates	2,763	(16,115)	258
Net cash provided by operating activities	74,097	24,957	39,792

Investing Activities
Distribution from equity investee	—	—	4,300
Capital expenditures	(5,307)	(44,600)	(110,312)
Proceeds from sales of assets	954	34,044	80,498
Net cash used in investing activities	(4,353)	(10,556)	(25,514)

Financing Activities
Distributions to noncontrolling interest	—	(8,395)	—
Debt borrowings	—	8,095	118,629
Debt repayments	(5,741)	(31,221)	(119,665)
Net cash used in financing activities	(5,741)	(31,521)	(1,036)

Increase (Decrease) in Cash and Cash Equivalents	64,003	(17,120)	13,242

Cash and Cash Equivalents, Beginning of Year	35,766	52,886	39,644
Cash and Cash Equivalents, End of Year	$99,769	$35,766	$52,886

Supplemental Disclosure of Cash Flow Information
Interest paid (net of amount capitalized)	$10,460	$13,630	$21,472
Federal income tax paid	—	—	222
Sale of land in exchange for equity interest in Waterway Avenue Partners, L.L.C.	—	—	10,700

See Notes to Consolidated Financial Statements

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Note 1:                                 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The Woodlands Partnerships’ real estate activities are concentrated in The Woodlands, a master-planned community located north of Houston, Texas.  Consequently, these operations and the associated credit risks may be affected, either positively or negatively, by changes in economic conditions in this geographical area.  Activities associated with The Woodlands Partnerships include residential and commercial land sales and the construction, operation and management of office and industrial buildings, apartments, golf courses and a hotel facility.  The Woodlands Partnerships has five operating segments which are disclosed in Note 15.

TWLDC Holdings, L.P. (Woodlands Development), a Texas limited partnership, is owned by entities controlled by The Howard Hughes Corporation (HHC) and Morgan Stanley Real Estate Fund II, L.P. (Morgan Stanley).

Principles of Consolidation

Accounting principles generally accepted in the United States of America requires the consolidation of variable interest entities (VIEs) in which an enterprise has a controlling financial interest.  A controlling financial interest will have both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to receive benefits or absorb losses of the VIE that could potentially be significant to the VIE.  Woodlands Development examines specific criteria and uses its judgment when determining if Woodlands Development is the primary beneficiary of a VIE.  Factors considered in determining whether Woodlands Development is the primary beneficiary include risk and reward sharing, experience and financial condition of other partners, voting rights, involvement in day-to-day capital and operating decisions, and existence of unilateral kick-out rights or voting rights.

Woodlands Development consolidates a VIE, TWCPC Holdings, L.P. (Woodlands Commercial), a Texas limited partnership, based on significant debt guarantees provided by Woodlands Development to Woodlands Commercial.  Woodlands Commercial consolidates a VIE, The Woodlands Operating Company, L.P. (Woodlands Operating), a Texas limited partnership, from which it receives management and leasing services for its properties.  At December 31, 2010 and 2009, the carrying amount of the assets and debt of Woodlands Commercial totaled $115,912,000 and $180,825,000, respectively.  At December 31, 2010 and 2009, the carrying amount of the assets and debt of Woodlands Operating totaled $21,992,000 and $22,446,000, respectively.  HHC and Morgan Stanley also own Woodlands Commercial and Woodlands Operating.  Woodlands Development, Woodlands Commercial and Woodlands Operating are hereinafter referred to as “The Woodlands Partnerships.”  As discussed in Note 5, Woodlands Development and Woodlands Commercial guarantee each other’s debts.  In addition, The Woodlands Partnerships has a liquidity arrangement to provide financial support to each other.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Also included in the consolidation is The Woodlands Community Facilities Development Corporation (WCFDC), an entity that has $11,454,000 in assets and $8,610,000 in debt, all of which is owed to Woodlands Development.  WCFDC’s purpose is to promote the health, safety, common good and social welfare of the residents of The Woodlands, Texas, by developing parks, pathways and other amenities.  The Woodlands Partnerships has the power to direct the activities of WCFDC through control of WCFDC’s Board of Directors.  The Woodlands Partnerships also consolidated 10101 Woodloch Forest LLC in which The Woodlands Partnerships and a third party each had a 50 percent interest.  The purpose of this entity was to construct and own an office building that is leased by an affiliate of the third party.  The noncontrolling member contributed $6,393,000 in cash to the entity and The Woodlands Partnerships contributed a total of $6,393,000 in cash, land and other assets.  The building was sold in 2009 and after repayment of the outstanding debt, the noncontrolling member received a distribution of $8,395,000.

The consolidated financial statements include the accounts of The Woodlands Partnerships and their majority and wholly owned subsidiaries.  The Woodlands Partnerships also consolidates VIEs for which they are the primary beneficiary.  Investments in entities in which The Woodlands Partnerships does not control, but has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Trade Receivables

Trade receivables are stated at the amount billed to customers.  The Woodlands Partnerships provides an allowance for doubtful accounts, which is based on a review of outstanding receivables, historical collection information and existing economic conditions.  Trade receivables are ordinarily due 30 days after the issuance of the billing.  Accounts past due more than 120 days are considered delinquent.  Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

Real Estate

Real estate assets are stated at cost.  Costs associated with the acquisition and development of real estate, including holding costs consisting principally of interest and ad valorem taxes, are capitalized as incurred to the extent the total carrying value of the property does not exceed the estimated fair value of the completed property.  Capitalization of such holding costs is limited to properties for which active development continues.  Capitalization ceases upon completion of a property or cessation of development activities.  Where practicable, capitalized costs are specifically assigned to individual assets; otherwise, costs are allocated based on estimated values of the affected assets.  Capitalized real estate taxes and interest costs are amortized over lives that are consistent with the related commercial properties or written off as a component of cost of sales for land.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Pre-development costs, which generally include legal and professional fees and other directly related third-party costs, are capitalized as part of the property being developed.  In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed.

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Property, Plant and Equipment, long-lived assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable or the useful life has changed.  Assets are evaluated based on their cash flows and profitability, including estimated future operating results, and trends or other determinants of fair value.  If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.  For the years ended December 31, 2010, 2009 and 2008, no impairments were recognized.

Sales of Real Estate

Earnings from sales of real estate are recognized when a third-party buyer has made an adequate cash down payment and has attained the attributes of ownership.  Capitalized cost related to real estate is determined as a specific percentage of the sales revenues recognized for each land development project.  The amount capitalized is based on actual costs incurred, total estimated development costs and sales revenues for each project.  These estimates are revised annually and are based on the then-current development strategy and operating assumptions utilizing internally developed projections for product type, revenue and related development cost.  Capitalized costs are depreciated over the estimated useful life of the asset.

Land Sales

Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and The Woodlands Partnerships’ subsequent involvement with the land sold are met.  Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances.  For land sale transactions in which The Woodlands Partnerships are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project.  The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project.  The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans.  Significant changes in these estimates or future development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels The Woodlands Partnerships do not intend to develop or for which development is complete at the date of acquisition.

Hotel and Country Club Revenue

Revenue is recognized as services are performed.  Hotel revenue primarily represents room rentals and food and beverage sales.  Country club revenues primarily represent dues, green fees, cart rentals, and food and beverage sales.  Refundable initiation fees are included in deferred revenues on the consolidated balance sheets.

Sales of Commercial Properties

Sales of commercial properties are generally accounted for under the full accrual method.  Under that method, gain is not recognized until the collectibility of the sales price is reasonably assured and the earnings process is complete.  When a sale does not meet the requirements for income recognition, gain is deferred until those requirements are met.  Sales of real estate are accounted for under the percentage-of-completion method when The Woodlands Partnerships has material obligations under sales contracts to provide improvements after the property is sold.  Under the percentage-of-completion method, the gain on sale is recognized as the related obligations are fulfilled.

Lease Revenue

Commercial properties are leased to third-party tenants generally involving multi-year terms.  These leases are accounted for as operating leases.  See Note 3 for further information.

Depreciation

Depreciation of operating assets is recorded on the straight-line method over the estimated useful lives of the assets.  Useful lives range predominantly from 15 to 40 years for land improvements and buildings, 3 to 20 years for leasehold improvements, and 3 to 10 years for furniture, fixtures and equipment.  Property and equipment are carried at cost less accumulated depreciation.

Advertising

Advertising costs are charged to operations when incurred.  For the years ended December 31, 2010, 2009 and 2008, advertising costs totaled $4,733,000, $3,995,000 and $5,424,000, respectively.

Deferred Financing Costs

Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related debt using the interest method.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Income Taxes

The Woodlands Partnerships are not income taxpaying entities and all income and expenses are reported by the partners for tax reporting purposes.  No provision for federal income taxes is included in the accompanying consolidated financial statements for these entities, except as follows.  Effective March 1, 2002, WECCR GP, a wholly owned subsidiary of Woodlands Operating, elected to be classified as an association taxable as a corporation for federal income tax purposes.  Accordingly, a provision for federal income tax has been provided.

Significant changes were made to the Texas franchise tax during the 79th and 80th sessions of the Texas Legislature, whereby the Legislature extended the state franchise tax to partnerships (general, limited and limited liability).  In previous years, The Woodlands Partnerships did not pay franchise taxes, since they were organized as partnerships and franchise taxes were not imposed.  The revised tax base is based on a taxable entity’s margin.  The margin tax is calculated at a rate of 1 percent on the lesser of three calculations: a) total revenue less cost of goods sold, b) total revenue less compensation, or c) total revenue times 70 percent.  For the years ended December 31, 2010, 2009 and 2008, The Woodlands Partnerships recorded margin tax expense of $1,054,000, $835,000 and $1,367,000, respectively.

The tax returns, the qualification of The Woodlands Partnerships for tax purposes and the amount of distributable partnership income or loss are subject to examination by federal taxing authorities.  If such examinations result in changes with respect to partnership qualification or in changes to distributable partnership income or loss, the tax liability of the partners could be changed accordingly.  The 2007 and 2008 federal income tax returns are subject to examination by the Internal Revenue Service for three years after they were filed.  The 2007, 2008 and 2009 state franchise tax returns are subject to examination by the Texas Comptroller for four years after they were filed.

The Woodlands Partnerships had no material uncertain tax positions at December 31, 2010.

Inventories

Inventory is carried at the lower of cost or market and consists primarily of golf-related clothing, equipment sold at golf course pro shops, and food and beverages sold at the hotel facility in The Woodlands.  Cost is determined based on a first-in, first-out method.

Cash and Cash Equivalents

The Woodlands Partnerships considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2010 and 2009, cash equivalents consisted primarily of money market accounts.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

One or more of the financial institutions holding The Woodlands Partnerships’ cash accounts are participating in the Federal Deposit Insurance Corporation’s (FDIC) Transaction Account Guarantee Program.  Under the program, through December 31, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.  Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits increased to $250,000 effective October 3, 2008.  The increase was made permanent July 21, 2010.  At December 31, 2010, The Woodlands Partnerships had no cash accounts that exceeded federally insured limits.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Effective January 1, 2009, The Woodlands Partnerships adopted the guidance in FASB ASC 810-10-65, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51.  Upon adoption, minority interest previously presented in other liabilities on the consolidated balance sheets has been retrospectively reclassified as noncontrolling interests within equity.  In addition, the consolidated net earnings presented in the consolidated statements of earnings and statements of changes in partners’ equity have been retrospectively revised to include the net earnings attributable to the noncontrolling interests.  Beginning January 1, 2009, losses attributable to the noncontrolling interests are allocated to the noncontrolling interests even if the carrying amount of the noncontrolling interests is reduced below zero.  Any changes in ownership after January 1, 2009, that do not result in a loss of control will be prospectively accounted for as equity transactions.

In May 2009, FASB issued ASC Topic 855, Subsequent Events.  Topic 855 establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or available to be issued.  Financial statements are available to be issued when they are in a format that complies with accounting principles generally accepted in the United States and all approvals necessary for issuance have been given.  Topic 855 requires the disclosure of the date through which an entity has evaluated subsequent events and whether

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

that date represents the date the financial statements were issued or were available to be issued.  The adoption of Topic 855 did not have a material impact on The Woodlands Partnerships’ consolidated financial statements.  Subsequent events have been evaluated through March 29, 2011, which is the date the consolidated financial statements were available to be issued.

In June 2009, FASB issued Accounting Standards Update (ASU) 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Included with Variable Interest Entities.  Topic 810 amends the consolidation guidance applicable to VIEs and the definition of a VIE and requires enhanced disclosures to provide more information about an enterprise’s involvement in a VIE.  This statement also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE.  ASU 2009-17 was effective for The Woodlands Partnerships’ fiscal year beginning January 1, 2010.  The adoption of Topic 810 did not have a material impact on The Woodlands Partnerships’ consolidated financial statements.

In June 2009, FASB issued ASC Topic 105, Generally Accepted Accounting Principals.  Topic 105 establishes FASB ASC as the source of authoritative accounting principles recognized by FASB that are applied by nongovernmental entities in the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America.  The adoption of Topic 105 did not change accounting principles generally accepted in the United States and did not have a material impact on The Woodlands Partnerships’ consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the 2009 and 2008 consolidated financial statements to conform to the 2010 consolidated financial statement presentation.  These reclassifications had no effect on net earnings.

Note 2:                                 Notes and Contracts Receivable

Notes receivable are carried at cost, net of discounts.  At December 31, 2010 and 2009, Woodlands Development held notes and contracts receivable totaling $59,091,000 and $78,791,000, respectively.  Included in the notes receivable were amounts related to utility district receivables totaling $55,902,000 and $74,491,000 at December 31, 2010 and 2009, respectively.  Utility district receivables, the collection of which is dependent on the ability of utility districts in The Woodlands to sell bonds, had a market interest rate of approximately 4.85 percent and 5.25 percent at December 31, 2010 and 2009, respectively.  Included in the utility district receivables was a reserve of approximately $2,942,000 and $4,278,000 at December 31, 2010 and 2009, respectively.  The utility district receivables are analyzed on a monthly basis for valuation and collectibility utilizing a review of outstanding receivables, historical bond issuance information and economic conditions of the various districts located in The Woodlands.  Utility district receivables are written off when the receivables are known to be uncollectible.  During

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

2010, Woodlands Development sold $11,268,000 of its utility district receivables to a financial institution under a factoring agreement and recorded a retained interest related to these receivables of $2,672,000, which is included in the utility district receivables.  The retained interest was calculated using a discount rate of 5.25 percent and assumes the receivables are collected in one year.

Activity in the utility district reserve was as follows:

	2010	2009

Balance, beginning of year	$4,278	$3,768
Provision charged to expense	—	510
Utility district receivables charged off	(1,336)	—

	$2,942	$4,278

At December 31, 2010 and 2009, the other notes receivable totaled $3,189,000 and $4,300,000, respectively.  The notes bear interest at an average rate of 3.44 percent and 3.12 percent for the years ended December 31, 2010 and 2009, respectively.  Maturities of the notes receivable are $1,689,000 in 2011 and $1,500,000 in 2019.

For the years ended December 31, 2010, 2009 and 2008, interest income for notes and contracts receivable totaled $2,554,000, $3,690,000 and $3,994,000, respectively, and is shown as other income on the consolidated statements of earnings.

Note 3:                                 Real Estate

The following is a summary of real estate at December 31, 2010 and 2009 (in thousands):

	2010	2009

Land	$238,318	$265,183
Commercial properties	146,275	258,424
Equity investments	9,494	12,841
Other assets	9,549	12,275

	403,636	548,723
Accumulated depreciation	(22,813)	(73,865)

	$380,823	$474,858

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Land

The principal land development is The Woodlands, a mixed-use, master-planned community located north of Houston, Texas.  Residential land is divided into eight villages in various stages of development.  Each village has or is planned to contain a variety of housing, neighborhood retail centers, schools, parks and other amenities.  Woodlands Development controls the development of the residential communities and produces finished lots for sale to qualified builders.  Housing is constructed in a wide range of pricing and product styles.

Commercial land is divided into distinct centers that serve or are planned to serve as locations for office buildings, retail and entertainment facilities, industrial and warehouse facilities, research and technology facilities, and college and training facilities.  Woodlands Development produces finished sites for third parties or for its own building development activities.

Commercial Properties

Commercial and industrial properties owned or leased by The Woodlands Partnerships are leased to third-party tenants.  Lease terms, including renewal periods, range from three to 15 years with an average remaining term of seven years.  Contingent rents include pass-throughs of incremental operating costs.  Minimum future lease revenues from noncancellable operating leases and subleases exclude contingent rentals that may be received under certain lease agreements.  Tenant rents include rent for noncancellable operating leases, cancelable leases and month-to-month rents and are included in other revenue.  For the years ended December 31, 2010, 2009 and 2008, tenant rents totaled $3,391,000, $6,145,000 and $7,480,000, respectively.  For the years ended December 31, 2010, 2009 and 2008, contingent rents totaled $1,451,000, $1,006,000 and $1,554,000, respectively.  Minimum future lease rentals for 2011 through 2015 and thereafter total $5,378,000, $5,133,000, $5,207,000, $4,955,000, $4,071,000 and $15,727,000, respectively.

Properties Held for Sale and Discontinued Operations

A summary of the operations from discontinued operations for the years ended December 31, 2010, 2009 and 2008, is as follows (in thousands):

	2010	2009	2008

Revenues	$33,558	$42,693	$47,679
Operating expenses	(29,082)	(33,911)	(36,667)
Depreciation	(3,318)	(4,345)	(5,122)
Interest expense	(1,810)	(1,894)	(3,491)
Other expense	543	(442)	(776)
Income tax expense	(197)	(260)	(410)

Net earnings (loss)	$(306)	$1,841	$1,213

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Amounts Attributable to Woodlands Development	2010	2009	2008

Earnings from continuing operations, net of tax	$15,636	$(4,136)	$37,013
Discontinued operations, net of tax	(2,879)	1,586	515

Net earnings (loss)	$12,757	$(2,550)	$37,528

During 2009, Woodlands Development sold an office building for $42,000,000, recognized a profit of $2,054,000 and repaid related debt totaling $28,513,000.  A partnership in which Woodlands Commercial has an interest sold an office building for $2,000,000.  Woodlands Commercial recognized a $235,000 loss on the transaction.  During 2008, Woodlands Development sold an office building for $85,250,000, recognized a profit of $12,230,000 and repaid related debt totaling $45,229,000.  Additionally, during 2008, Woodlands Development abandoned the Woodlands Athletic Center operations and facility and recognized a net loss of $652,000.

During 2010, Woodlands Commercial classified The Woodlands Resort and Conference Center, a 440-room hotel, as a discontinued operation because of management’s plan to dispose of this asset.

Operating results for the assets sold and abandoned are reported as discontinued operations on the consolidated statements of earnings.

Note 4:                                Equity Method Investments

During 2010 and 2009, The Woodlands Partnerships’ principal partnership and corporation interests included the items listed below:

	Ownership and Economic Interest	Nature of Operations
Woodlands Development:
Stewart Title of Montgomery County, Inc.	50%	Title company
Waterway Avenue Partners, L.L.C.	84%	Apartments
Woodlands Commercial:
Woodlands Office Equities — ‘95 Limited	25%	Office building in The Woodlands
FV-93 Limited	50% (economic interest)	Apartments

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Other partnerships own various commercial properties, all of which are located in The Woodlands.  Woodlands Operating provides various management and leasing services to these affiliated entities.  The Woodlands Partnerships’ net investment in each of these entities is included in the real estate caption on the consolidated balance sheets and their shares of these entities’ pretax earnings is included in other revenues on the consolidated statements of earnings.  A summary of The Woodlands Partnerships’ net investments as of December 31, 2010 and 2009, and their share of pretax earnings for the years then ended are as follows (in thousands):

	2010	2009
Net investment:
Waterway Avenue Partners, L.L.C.	$6,999	$10,376
Stewart Title of Montgomery County, Inc.	1,314	1,184
Woodlands Office Equities — ‘95 Limited	115	220
FV-93 Limited	792	789
Timbermill-94 Limited	274	272

	$9,494	$12,841

	2010	2009	2008
Equity in pretax earnings:
Stewart Title of Montgomery County, Inc.	$531	$404	$498
Woodlands Office Equities - ‘95 Limited	162	(97)	100
Waterway Avenue Partners, L.L.C.	(1,058)	(324)	—
Woodlands Sarofim #1, Ltd.	182	800	82
Others that own properties in The Woodlands	8	6	6

	$(175)	$789	$686

Summarized financial statement information (unaudited) for partnerships and a corporation in which The Woodlands Partnerships has an equity ownership interest at December 31, 2010 and 2009, and for the years then ended (in thousands) as follows:

	2010	2009

Assets	$80,942	$59,619
Debt payable to third parties:
The Woodlands Partnerships’ proportionate share:
Recourse to The Woodlands Partnerships	62	67
Nonrecourse to The Woodlands Partnerships	29,459	11,474
Other parties’ proportionate share, of which $872 was guaranteed by The Woodlands Partnerships	29,935	19,071

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

	2010	2009

Accounts payable and deferred credits	$2,722	$4,772
Owners’ equity	18,764	24,235

	2010	2009	2008

Revenues	$13,823	$12,684	$13,892
Operating earnings	2,814	2,268	3,737
Pretax earnings	1,788	1,729	2,916
The Woodlands Partnerships’ share of pretax earnings	(175)	789	686

The Woodlands Partnerships and other partners do not generally have an obligation to make capital contributions to these partnerships.  However, Woodlands Commercial has guaranteed mortgage debt of these partnerships totaling $934,000 and $1,007,000 at December 31, 2010 and 2009, respectively.  These guarantees reduce in varying amounts through 2011 and would require payments only in the event of default on payment by the respective debtors.  As of December 31, 2010 and 2009, The Woodlands Partnerships received distributions from these investments of $3,171,000 and $1,212,000, respectively.

While these entities are VIEs, The Woodlands Partnerships has determined that the power to direct the activities of the VIEs that most significantly affect the VIEs’ economic performance is generally shared.  The Woodlands Partnerships manage the day-to-day operations of the VIEs except for Stewart Title of Montgomery County, Inc., but major decisions require the consent and approval of each partner.

Note 5:                                 Debt

A summary of The Woodlands Partnerships’ outstanding debt at December 31, 2010 and 2009, is as follows (in thousands).

	2010	2009

Senior credit facility	$306,539	$306,539
The Woodlands Conference Center (the Conference Center) debt	40,000	40,000
Other credit facilities	17,766	17,798
Mortgages payable	7,917	13,626

	$372,222	$377,963

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Senior Credit Facility

Woodlands Development and Woodlands Commercial have a bank credit agreement consisting of a $280,000,000 term loan and a $70,000,000 revolving credit loan.  During 2010, the credit agreement was extended one year to August 2011.  Woodlands Development and Woodlands Commercial paid an $875,000 extension fee.  At December 31, 2010 and 2009, approximately $43,461,000 was unborrowed under the revolving credit agreements.  The interest rate, based on the LIBOR plus a margin, was approximately 2.40 percent at December 31, 2010 and 2009.  Interest is paid monthly.  Commitment fees, based on 0.25 percent of the unused commitment, totaled $110,000 for the years ended December 31, 2010 and 2009.  Woodlands Development and Woodlands Commercial are negotiating with a bank to replace this credit agreement with a new credit facility.

The credit agreement contains certain restrictions that, among other things, require the maintenance of specified financial ratios, restrict indebtedness and sale, lease or transfer of certain assets, and limit the right of Woodlands Development and Woodlands Commercial to merge with other companies and make distributions to their partners.  Certain assets of Woodlands Development and Woodlands Commercial, including cash, receivables and real estate, secure the credit agreement.  Mandatory debt maturities for 2011 are $306,539,000.  Payments may be made by Woodlands Development or Woodlands Commercial, or both, at their option.  Principal payments may be required based on certain covenant tests.  Prepayments can also be made at the discretion of Woodlands Development and Woodlands Commercial without penalty.

Conference Center Debt

The debt consists of a credit facility owed by Woodlands Commercial related to and secured by the Conference Center.  Woodlands Development guarantees repayment.  The credit facility has an average interest rate of 5.0 percent and 3.2 percent at December 31, 2010 and 2009, respectively.  Interest is paid monthly.  The credit facility matures in October 2011 or is required to be repaid upon the sale of the Conference Center.  Woodlands Commercial is negotiating with a bank to replace this credit agreement with a new credit facility.  The Conference Center credit facility contains financial covenants requiring maintenance of minimum debt service coverage and a maximum loan-to-value ratio of 60 percent.  At December 31, 2010, Woodlands Commercial exceeded the maximum loan-to-value ratio.  As disclosed in Note 16, this credit agreement was renewed subsequent to December 31, 2010.

This credit facility also requires the maintenance of a collateral account into which the Conference Center lease payments described in Note 7 are deposited.  At December 31, 2010, Woodlands Commercial had deposits totaling $3,021,000 in the collateral account that is included in the “Assets related to property held for sale” line on the consolidated balance sheets.  The collateral account is under the sole control of the credit facility lenders and can only be used for repayment of the credit facility.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Due to reduced business performance, the debt service coverage ratio at December 31, 2009, was below the minimum coverage requirement.  During 2010, the credit facility was amended to waive the coverage requirement for the year ended December 31, 2009, and reduce the minimum debt service coverage requirement through all of 2010 from 1.40x to 1.10x.

Other Credit Facilities

At December 31, 2009, Town Center Development Company, L.P. (TCDC), a wholly owned subsidiary of Woodlands Development, had two loan commitments totaling $18,528,000 secured by new commercial construction.  Woodlands Development and Woodlands Commercial guarantee repayment of the loans.  The interest rate, based on the LIBOR plus a margin, was approximately 2.1 percent at December 31, 2010 and 2009.  At December 31, 2010 and 2009, the outstanding balance was $17,766,000 and $17,798,000, respectively.  Mandatory debt maturities are $17,766,000 for 2011.

Derivative Financial Instruments

As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, Woodlands Development and Woodlands Commercial entered into an interest rate cap agreement with a commercial bank to reduce the impact of increases in interest rates on their bank credit agreement.  The interest rate cap agreement effectively limits the interest rate exposure on a notional amount of $100,000,000 to LIBOR rates of 6.50 percent.  The $100,000,000 interest rate cap agreement expires in 2011.

Management has designated the interest rate cap agreement as a hedging instrument.  However, management has deemed amounts associated with the derivatives and hedging transactions to be immaterial to the consolidated financial statements and, as a result, the agreement has not been reflected in the consolidated financial statements.

Mortgages Payable

The mortgages payable had an average interest rate of 6.3 percent and 6.4 percent at December 31, 2010 and 2009, respectively.  Debt maturities for 2011 through 2015 and thereafter total $5,306,000, $869,000, $1,641,000, $0, $0 and $101,000, respectively.  Mortgages payable are all secured by real estate.

Note 6:                                 Notes Payable to Partners

At December 31, 2010 and 2009, Woodlands Development had notes payable to its partners totaling $38,193,000 and $34,657,000, respectively.  The notes bear interest at 15 percent.  Interest is payable quarterly.  All outstanding balances are due in 2012.  These notes are subordinate to the bank credit agreement and mortgages payable described previously.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Note 7:                                 Commitments and Contingencies

Contingent Liabilities

At December 31, 2010 and 2009, The Woodlands Partnerships issued letters of credit in the amount of $989,000 and $1,166,000, respectively.  The letters of credit act as guarantees of payment to third parties in accordance with specific terms and conditions of each letter.  The term of these letters of credit is for a period of 12 months from the date of the original agreement.

At December 31, 2010 and 2009, The Woodlands Partnerships guaranteed road bonds in the amount of $1,838,000 and $2,132,000, respectively.  These guarantees act as a warranty on the roads for a period of 12 months from the date the roads are completed.  Under these agreements, The Woodlands Partnerships has guaranteed they will make all repairs necessary to maintain the roads in good condition.

Leases

The Woodlands Partnerships has various noncancellable facilities and equipment lease agreements that provide for aggregate future payments of approximately $4,926,000.  Capital lease obligations are included as other liabilities in the consolidated balance sheets.  The following are minimum rental payments for the years subsequent to December 31, 2010 (in thousands).

	Capital Leases	Operating Leases
	Woodlands Development	Woodlands Commercial	Woodlands Operating	Total

2011	$359	$869	$201	$1,429
2012	122	853	151	1,126
2013	22	875	138	1,035
2014	—	870	138	1,008
2015	—	328	—	328

	$503	$3,795	$628	$4,926

Rental expense for operating leases for the years ended December 31, 2010, 2009 and 2008, was $1,591,000, $3,758,000 and $3,310,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

General Litigation

The Woodlands Partnerships are subject to claims and legal actions arising in the ordinary course of their business and to recurring examinations by the Internal Revenue Service and other regulatory agencies.  Management believes, after consultation with outside counsel, that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of The Woodlands Partnerships.

Commitments

As of December 31, 2010, The Woodlands Partnerships had unrecorded development contract commitments outstanding of approximately $81,206,000.

Note 8:                                 Related-party Transactions

Woodlands Operating provides services to Woodlands Development and Woodlands Commercial under management and advisory services agreements.  These agreements are automatically renewed annually.  Woodlands Development and Woodlands Commercial pay Woodlands Operating a management and advisory fee equal to cost plus 3 percent.  In addition, they reimburse Woodlands Operating for all costs and expenses incurred on their behalf.  For the years ended December 31, 2010, 2009 and 2008, Woodlands Operating recorded revenues of $13,490,000, $13,839,000 and $13,301,000, respectively, for services provided to Woodlands Development and $1,369,000, $1,404,000 and $1,723,000, respectively, for services provided to Woodlands Commercial.  These revenues are eliminated in the accompanying consolidated financial statements.

Woodlands Operating, through WECCR GP, operates the Conference Center (the Facilities), which is owned by Woodlands Commercial.  The Facilities consist of a 440-room hotel and conference center.  Woodlands Commercial also owned golf course facilities that were sold in May 2007.  WECCR GP operates the Facilities and pays Woodlands Commercial rent of $333,333 per month plus percentage rent based on revenue.  For the years ended December 31, 2010, 2009 and 2008, rent totaled $4,577,000, $9,866,000 and $9,653,000, respectively.  These amounts are eliminated in the accompanying consolidated financial statements.  WECCR GP has contracted with an affiliate of Morgan Stanley to manage the Facilities for a management fee equal to 2.5 percent of cash receipts, as defined in the agreement.  During 2010, 2009 and 2008, the management fee totaled $798,000, $824,000 and $1,092,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Note 9:                                 Partners’ Equity

HHC’s ownership interests in The Woodlands Partnerships are through TWC Land Development, L.P. (which owns a 42.5 percent interest in Woodlands Development), TWC Commercial Properties, L.P. (which owns a 42.5 percent interest in Woodlands Commercial) and TWC Operating, L.P. (which owns a 42.5 percent interest in Woodlands Operating).  Morgan Stanley’s ownership interests are through MS/TWC Joint Venture and MS TWC, Inc., which own the remaining interests in Woodlands Development, Woodlands Commercial and Woodlands Operating.  The partners’ percentage interests are summarized below:

	General Partner Interest	Limited Partner Interest

Woodlands Development:
TWC Land Development, L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—
Woodlands Commercial:
TWC Commercial Properties, L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—
Woodlands Operating:
TWC Operating, L.P.	42.5%	—
MS/TWC Joint Venture	—	56.5%
MS TWC, Inc.	1.0%	—

The partnership agreements for each of the partnerships provide, among other things, the following:

(i)             The Woodlands Partnerships are each governed by an Executive Committee composed of equal representation from their respective general partners.

(ii)          Net income and losses from operations are currently allocated based on the payout percentages discussed below.

(iii)       Distributions are made by The Woodlands Partnerships to the partners based on specified payout percentages and include cumulative preferred returns to Morgan Stanley’s affiliates.  The payout percentage to Morgan Stanley’s affiliates is 57.5 percent until the affiliates receive distributions on a consolidated basis equal to their capital contributions and a 12.0 percent cumulative preferred return compounded quarterly.  Then, the payout percentage to Morgan Stanley’s affiliates is 50.5 percent until the affiliates receive distributions equal to their capital contributions and an 18.0 percent cumulative

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

preferred return compounded quarterly.  Thereafter, the payout percentage to Morgan Stanley’s affiliates is 47.5 percent.  During 2001, Morgan Stanley’s affiliates received sufficient cumulative distributions from The Woodlands Partnerships to exceed Morgan Stanley’s affiliates’ capital contributions plus cumulative returns of 18.0 percent.  Accordingly, Morgan Stanley’s affiliates are currently receiving a payout percentage of 47.5 percent, and HHC’s affiliates are receiving 52.5 percent from The Woodlands Partnerships.

(iv)      The Woodlands Partnerships will continue to exist until December 31, 2040, unless terminated earlier due to specified events.

(v)         No additional partners may be admitted to The Woodlands Partnerships unless specific conditions in the partnership agreements are met.  Partnership interests may be transferred to affiliates of HHC or Morgan Stanley.  HHC has the right of first refusal to buy the partnership interests of the Morgan Stanley affiliates at the same terms and conditions offered to a third-party purchaser or sell its affiliates’ interests to the same third-party purchaser.

(vi)      HHC and Morgan Stanley have the right to offer to purchase the other partner’s affiliates’ partnership interests in the event of failure to make specified capital contributions or a specified default by the other.  Specified defaults include bankruptcy, breach of partnership covenants, transfer of partnership interests except as permitted by the partnership agreements, and fraud or gross negligence.

Note 10:                          Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Topic 820 also specifies a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1         Quoted prices in active markets for identical assets or liabilities.

Level 2                           Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3                           Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Following is a description of the inputs and valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Cash Equivalents

Where quoted market prices are available in an active market, money market funds are classified within Level 1 of the valuation hierarchy.  Money market funds are measured at fair value on a recurring basis.  There were no money market funds at December 31, 2010 and 2009.

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value:

(i)             The carrying value of cash, receivables and payables approximates the estimated fair values of those financial instruments because of the short-term nature of these instruments.

(ii)          Fair values of notes and contracts receivable approximated the carrying value of those financial instruments.  Fair values were estimated by discounting future cash flows using interest rates at which similar loans currently could be made for similar maturities to borrowers with comparable credit ratings.

(iii)       Fixed-rate notes payable to partners for Woodlands Development had an estimated fair value of $41,323,000 and $29,510,000 at December 31, 2010 and 2009, respectively.  Fair values of fixed-rate, long-term debt were based on current interest rates offered to The Woodlands Partnerships for debt with similar remaining maturities.

(iv)      For floating-rate debt obligations, carrying amounts and fair values were assumed to be equal because of the nature of these obligations.

(v)         The carrying amounts of The Woodlands Partnerships’ other financial instruments approximate their fair values.

Note 11:                          Employee Plans

Defined Contribution Plan

Woodlands Operating has a 401(k) defined contribution plan that is available to all full-time employees who meet specified service requirements.  The plan is administered by a third party.  Contributions to the plan are based on a match of employee contributions up to a specified limit.  For the years ended December 31, 2010, 2009 and 2008, Woodlands Operating contributions totaled approximately $462,000, $368,000 and $523,000, respectively.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Supplemental Executive Retirement Plan

During 2009, Woodlands Operating terminated a plan that deferred compensation arrangements for a select group of management employees.  Woodlands Operating’s obligations under this plan were unsecured general obligations to pay in the future, the value of the deferred compensation adjusted to reflect the performance of its investments, whether positive or negative, of selected measurement options, chosen by each participant, during the deferral period.  During 2010, Woodlands Operating refunded the trust account balances to the participating employees.

Incentive Plans

Woodlands Operating instituted an incentive compensation plan for certain employees in 2001.  The plan is unfunded, and while certain payments are made currently, a portion of these payments is deferred and will be paid based on a vesting period of up to three years.  For the years ended December 31, 2010, 2009 and 2008, expenses recognized by The Woodlands Partnerships under this plan totaled $1,733,000, $435,000 and $1,750,000, respectively.

Note 12:                          Income Taxes

The income tax provision for the years ended December 31, 2010, 2009 and 2008, is as follows (in thousands):

	2010	2009	2008

Deferred income tax	$(71)	$(930)	$25
Current income taxes	1,092	253	1,551

	$1,021	$(677)	$1,576

The income tax benefit reflected in the consolidated statements of earnings differs from the amounts computed by applying the federal statutory rate of 35 percent to income before income taxes as follows (in thousands):

	2010	2009	2008

Income tax benefit at statutory rate	$(88)	$(1,530)	$201
Texas margin tax	1,054	835	1,367
Permanent differences	(2)	18	87
NOL absorbed	57	—	—
Other	—	—	(79)

	$1,021	$(677)	$1,576

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Deferred taxes are provided for the temporary differences between the financial reporting basis and the tax basis of WECCR GP’s assets and liabilities and for operating loss carryforwards.  Significant components of WECCR GP’s net deferred tax asset at December 31, 2010 and 2009, are as follows:

	2010	2009
Deferred tax assets:
Net operating loss	$1,038	$1,032
Other	212	147

Net deferred tax asset	$1,250	$1,179

Topic 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Accordingly, management has provided no valuation allowance at December 31, 2010 and 2009.

The net deferred tax assets are included in other assets on the consolidated balance sheets at December 31, 2010 and 2009.

At December 31, 2010, The Woodlands Partnerships had an unused net operating loss carryforward of approximately $2,965,000, which will expire starting in 2029.

Note 13:                          Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Those matters include the following:

Municipal Utility District (MUD) Receivables

The State of Texas allows for the creation of MUDs, which may reimburse Woodlands Development for construction costs associated with building water distribution and purification systems, sewer facilities and drainage facilities.  Woodlands Development constructs the facilities and once the MUDs have enough value on the ground (tax base), the MUDs will issue bonds to reimburse Woodlands Development for costs (including interest) according to the Texas Commission on Environmental Quality (the Commission).  Woodlands Development estimates the costs that they believe will be eligible for reimbursement as MUD receivables.  Periodically, management evaluates these receivable balances and makes adjustments to reflect changes in conditions related to such receivables.  Actual receivables could differ from the estimates recorded in these consolidated financial statements.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Cost of Sales Estimates

During development projects, Woodlands Development estimates sales prices on a per-lot basis as villages are developed.  These sales estimates are then utilized throughout the project to estimate a percentage of cost of sales to be applied when portions of a development are sold.  These cost of sales estimates are updated annually based on actual land costs incurred plus estimates to complete the villages.

Senior Credit Facility

As discussed in Note 5, Woodlands Development and Woodlands Commercial have a bank credit agreement with approximately $306,539,000 due in August 2011.  The Woodlands Partnerships are negotiating with a bank to replace the existing credit agreement with a new credit agreement.  Inability to extend the existing agreement, or otherwise renegotiate or refinance the agreement, could adversely affect The Woodlands Partnerships’ future operations.

Impairment Considerations

In accordance with ASC Topic 360, Property, Plant and Equipment, The Woodlands Partnerships evaluates its long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable or the useful life has changed.  These assets are evaluated based on their estimated cash flows and profitability, including estimated future operating results, and trends or other determinants of fair value.  Actual cash flows, profitability and trends could differ materially from these estimates.

Note 14:                          Current Economic Conditions

The current protracted economic decline continues to present real estate entities with difficult circumstances and challenges, which, in some cases, have resulted in large and unanticipated declines in the fair value of real estate, investments and other assets, declines in occupancy, constraints on liquidity and difficulty obtaining financing.  The consolidated financial statements have been prepared using values and information currently available to The Woodlands Partnerships.

Current economic and financial market conditions have led many employers to downsize, relocate or cease operations.  Such conditions may significantly affect the rate at which our tenants fulfill or renew existing lease agreements and our ability to fill unoccupied space, which could adversely affect our results of operations in future periods.  Additionally, the current instability in the financial markets may make it difficult for certain builders to obtain financing to fund construction projects.  Difficulty in obtaining adequate financing may significantly affect the rate at which builders delay or cancel proposed new construction projects.  Such delays or cancellations could also have an adverse impact on The Woodlands Partnerships’ future operating results.

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

In addition, given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in real estate values, investment values and allowances for MUD receivables that could negatively affect The Woodlands Partnerships’ ability to meet debt covenants or maintain sufficient liquidity.

During 2009, General Growth Properties, Inc. (GGP), filed bankruptcy on certain of its companies.  In 2010, GGP emerged from bankruptcy and entered into a Separation Agreement with HHC.  This agreement provided, among other things, that certain assets and liabilities related to those assets, and other liabilities related to HHC’s business and operations, were transferred to HHC.

Note 15:                          Segment Information

ASC Topic 280, Segment Reporting, requires The Woodlands Partnerships to report information about their operating segments.  Operating segments are the components of an enterprise for which separate financial information is available that is regularly evaluated by senior management in deciding how to allocate resources and assess performance.  The segment results may not represent actual results that would be expected if the segments were independent, stand-alone businesses.

The Woodlands Partnerships has five segments: Residential, Commercial, Hotel and Country Club, Investment Properties and Administrative.  The Residential segment develops and sells residential lots in The Woodlands and is responsible for all grounds maintenance.  The Commercial segment develops and sells commercial acreage in The Woodlands to business owners and developers.  The Hotel and Country Club segment provides hospitality services in The Woodlands.  This segment currently consists of the Club at Carlton Woods, a private golf course.  The Conference Center, a 440-room hotel, is treated as a discontinued operation.  The Investment Properties segment develops and owns office and retail properties in The Woodlands.  It also has equity investments in partnerships owning office, service, retail and apartment properties in The Woodlands.  The Administrative segment provides management, accounting, legal and other services to the other segments.  The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Segment information is as shown on the following page (in thousands).

TWLDC Holdings, L.P.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

			Hotel and	Investment
	Residential	Commercial	Country Club	Properties	Administrative	Consolidated
2010
Revenues	$79,752	$23,874	$9,434	$7,201	$—	$120,261
Cost of sales	43,563	6,183	—	—	—	49,746
Costs and expenses	14,498	6,345	14,860	4,667	7,280	47,650
Depreciation and amortization	73	38	760	2,765	733	4,369

Operating earnings (loss)	21,618	11,308	(6,186)	(231)	(8,013)	18,496
Capital expenditures	19,671	1,078	538	2,957	242	24,486
Property held for sale	—	—	58,019	—	—	58,019
Real estate	201,029	37,644	34,066	105,926	2,158	380,823

2009
Revenues	62,300	12,681	9,393	10,699	—	95,073
Cost of sales	31,968	2,593	—	—	—	34,561
Costs and expenses	14,217	6,398	14,740	7,210	7,161	49,726
Depreciation and amortization	78	35	1,023	3,993	531	5,660

Operating earnings (loss)	16,037	3,655	(6,370)	(504)	(7,692)	5,126
Capital expenditures	20,457	(164)	411	39,409	1,221	61,334
Real estate	228,449	39,800	94,838	109,122	2,649	474,858

2008
Revenues	101,227	27,590	10,116	9,372	104	148,409
Cost of sales	48,376	7,926	—	—	—	56,302
Costs and expenses	15,482	6,643	14,814	6,067	8,348	51,354
Depreciation and amortization	89	17	1,213	1,499	588	3,406

Operating earnings (loss)	37,280	13,004	(5,911)	1,806	(8,832)	37,347
Capital expenditures	45,261	5,134	901	101,424	792	153,512
Real estate	239,323	43,413	97,399	113,081	1,957	495,173

Note 16:                          Subsequent Events

In February 2011, The Woodlands Partnerships recognized a commercial land sale totaling $1,583,000.  The sale closed and funded in December 2010 but because of an unresolved zoning issue, the proceeds were recorded in other liabilities in the consolidated balance sheets.  Upon resolution of the contingency, The Woodlands Partnerships recognized the sale.

Subsequent to December 31, 2010, The Woodlands Partnerships repaid the $306,539,000 outstanding balance of their Senior Credit Facility with the proceeds of a new $270,000,000 Senior Credit Facility and a $36,539,000 cash payment.  The $270,000,000 credit facility has a three-year term with a one-year extension option and bears interest at LIBOR plus 4 percent with a 5 percent floor.  In addition, Woodlands Commercial repaid its $40,000,000 Conference Center debt with proceeds of a new $36,100,000 credit facility and a $3,900,000 cash payment.  The $36,100,000 credit facility matures in October 2012 with a one-year extension option.  Interest is based on LIBOR.